Exhibit 23.1

ACCOUNTANTS’ CONSENT

The Board of Directors and Stockholders

Bad Toys, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-113548) on Form S-8 of Bad Toys, Inc. of our report dated March 15, 2004, with respect to the consolidated balance sheet of Bad Toys, Inc. as of December 31, 2003 and the related statements of operations and income (loss), stockholders’ equity and cash flows for the years ended December 31, 2003 and December 31, 2002, which report appears in the April 12, 2004 annual report on Form 10-KSB Bad Toys, Inc.

/s/ T. Alan Walls
T. Alan Walls, CPA, P.C.
Kingsport, Tennessee
April 12, 2004